Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (“Registration Statement”) of our report dated May 28th, 2014, relating to the financial statements and financial highlights of SunAmerica GNMA Fund and SunAmerica U.S. Government Securities Fund (two of the Funds within SunAmerica Income Funds), which appears in the March 31, 2014 Annual Report to Shareholders of SunAmerica Income Funds, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 27, 2014